Exhibit 99.1

2020 Calamos Court Naperville, IL 60563-2787 www.calamos.com

News Release
FOR IMMEDIATE RELEASE
Contact:
Jennifer McGuffin
Investor Relations
630-245-1780
IR@calamos.com
Calamos Asset Management, Inc. Reports Second Quarter 2010
Results and Declares Dividend
NAPERVILLE, Ill., August 5, 2010 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today reported second quarter 2010 results, including revenues of $80.5 million and operating income of $29.7 million. Income before income taxes was $34.3 million for the current quarter. The company’s net income of $4.7 million and diluted earnings per share of $0.23, reflect the public ownership portion of approximately 22% of the investment management business. The remaining ownership portion of approximately 78% is attributed to the Calamos principals. At June 30, 2010, assets under management totaled $29.9 billion.
     Additionally, we declared a regular quarterly dividend of 7.5 cents per share payable on August 25, 2010 to shareholders of record on August 16, 2010.
Management Commentary
     “Calamos Asset Management, Inc. demonstrated the strength of its core investment competencies in a very challenging economic quarter,” said John P. Calamos, Sr., chairman, chief executive and co-chief investment officer. “There were declines in the overall equity market this quarter, but our relative investment performance was encouraging. Also, our firm’s financial condition remains strong.”
Distribution Efforts
     “Our institutional distribution channel had positive flows in the second quarter, with new client funding in excess of $250 million for the quarter. At the same time, there was an uptick in institutional activity and interest both in the U.S. and in Europe, as indicated by an increase in meetings with institutional plan sponsors and consultants this quarter. Our institutional pipeline is relatively robust and client retention remains strong,” said Calamos.
     “We continue to see strong interest and flows into our alternative and lower-volatility equity strategies, which are core competencies for us. Many investors and institutions are focusing on lower-volatility investments in their asset allocation, allowing for participation in appreciating markets with reduced downside risk. Over full market cycles, these actively-managed strategies are important tools in the preservation and growth of capital, and we have proven long-term track records to support their effectiveness,” said Calamos.
     “Domestic equity flows were challenging for the quarter industry-wide and we saw net outflows in our domestic equity strategies. In addition, we were impacted by what we believe to be the final outflows in connection with our earlier decision to raise minimum balances for our intermediary separately managed accounts (SMA), resulting in total net outflows of $0.7 billion for the period,” said Calamos.

Investment Performance
     “We are encouraged by the relative strength of our investment performance despite the second quarter stock market volatility. The thirteen Calamos Funds rated by Lipper1 throughout the period continued to generate strong performance relative to their peers, with 69% of the Funds performing in the upper half of their Lipper categories on a one-year basis, 75% in the upper half on a three-year basis, and 78% in the upper half on a five-year basis, as of June 30, 2010. Long-term performance results are even stronger, with 83% of Funds in the upper third of their peers for ten-year results and 100% of Funds in the upper decile for fifteen-year returns,” said Calamos.
     “We continue to be proactive on risk management both in client portfolios and in the company’s investment portfolio. In my view, the lessons we learned in 2008 have allowed us to better manage systemic risk in client portfolios. The depth and years of experience in actively managing risk through our fundamental and proprietary investment analysis and hedging strategies allow us to mitigate uncertainties, while still positioning us for upside market potential,” said Calamos.
Assets Under Management and Flows
     Assets under management as of June 30, 2010 were $29.9 billion, representing a decrease of $3.0 billion, or 9%, from the previous quarter end. The decrease consisted of $2.3 billion in market depreciation and net redemptions of $0.7 billion. Average assets under management were $31.7 billion during the second quarter of 2010, compared to $25.9 billion for the same period one year ago.
     Assets under management as of June 30, 2010 decreased 9% on a year-to-date basis to $29.9 billion. The decrease in assets under management of $2.8 billion was comprised of $1.5 billion in market depreciation and net redemptions of $1.3 billion. Average assets under management were $32.0 billion for the first half of 2010, compared to $24.5 billion for the same period one year ago.
     Net redemptions during the second quarter and year-to-date periods are primarily attributable to net outflows from our SMA accounts, which were partially offset by net inflows into our institutional separate accounts. The net outflows from our SMA accounts were generally in line with our expectations, given our decision in the first quarter of 2010 to increase the account minimums for our convertible-based strategies on SMA platforms. We believe the final account closures resulting from this decision were completed during the second quarter of 2010.
Investment Performance
     Mutual Funds
     Despite significant volatility in the equity markets, Calamos Funds enjoyed increases in several Morningstar rankings as of June 30, 2010, demonstrating the capabilities of the company’s investment management philosophy and products over a full market cycle,2

[1]	All references to Lipper ratings and rankings are based on total return for each respective Fund’s Class A shares at NAV for the period ending 6.30.2010. Complete Lipper rankings for the Calamos Family of Funds are listed in Table D.

[2]	All references to Morningstar ratings and rankings are based on total return for each respective Fund’s Class A shares at NAV for the period ending 6.30.2010. Complete Morningstar rankings for the Calamos Family of Funds are listed in Table E.

     Other highlights from the Lipper rankings include: the International Growth Fund in the upper 1% of its peers for one-year performance; four of our domestic and global equity Funds (Growth, Global Equity, Blue Chip and International Growth) rank in the upper third for one-year performance; the lower-volatility strategies of the Growth & Income Fund and Global Growth & Income Fund were in the upper 30% for one-year performance; Multi-Fund Blend ranks in the upper 15% of its peers for one-year returns; and the Convertible Fund is in the upper 4% for three-year performance. In addition, the Growth Fund and the Market Neutral Income Funds were the top-ranked funds in their respective classes for 15-year performance.
     Two Calamos Funds achieved milestones this quarter. The Global Equity Fund and the International Growth Fund reached their three- and five-year milestones, respectively. Both Funds continued to outperform their respective benchmarks throughout the second quarter.
     Institutional Strategies
     Of the Calamos institutional strategies ranked by eVestment Alliance3 as of June 30, 2010, 64% were in the upper half of their peers for one-year performance, 82% were in the upper half for three-year performance, and 50% were in the upper half for five-year performance.
     Highlights in the institutional universe were the performance of the International Growth Strategy which ranked in the upper 1% of its peers on both a one-year and three-year basis, and was in the upper 4% of its peers for five-year returns; Global Growth ranked in the upper 7% for one-year returns and in the upper 13% for three-year performance; and Large Cap Growth ranked in the upper 13% for one-year performance.
Financial Results
     Second quarter revenues were $80.5 million, an increase of 20% from $67.1 million in the second quarter of 2009, principally driven by a 22% increase in average assets under management. For the three months ended June 30, 2010, operating expenses were $50.8 million, an increase of $5.1 million, or 11% from the same period in 2009.
     With the increase in assets under management, distribution expense increased by $2.2 million, or 15% during the quarter when compared to the same quarter a year ago. Compensation expense increased by $1.5 million, or 9%, from the last year’s quarter mostly due to performance-based incentive compensation. General and administrative expenses were $9.5 million for quarter compared to $8.5 million in the same quarter a year ago, largely due to a $0.7 million non-recurring, license-termination expense associated with outsourcing our middle- and back-office operations functions.
     Operating income was $29.7 million for the second quarter of 2010 versus $30.5 million in the first quarter 2010 and $21.4 million in the second quarter of 2009. Operating margin was 36.9% for the current quarter, down from 37.6% in the previous quarter and up from 31.9% in the same period in 2009. The improvement in operating performance from the second quarter

[3]	eVestment Alliance rankings are based on total return for the period ending 6.30.2010, and do not take into account any investment advisory and/or management fees that may be associated with these strategies. eVestment Alliance is an independent 3rd party database that contains performance information for select investment advisors. Information contained in this database is supplied, on a voluntary basis, by investment advisors who choose to be included in the database. Please see Table F for complete ranking information for the investment strategies listed herein.

2009 is primarily a result of revenue growth generated from the increase in assets under management. Diluted earnings per share for the second quarter of 2010 were $0.23 versus $0.09 for the same period a year ago.
     Revenues for the first half of 2010 were $161.6 million, a 28% increase from $126.6 million in the first half of 2009, resulting mostly from a 30% increase in average assets under management. For the six months ended June 30, 2010, operating expenses were $101.4 million, a 10% increase from $92.1 million due primarily to the same factors driving the current quarter’s variances explained above offset by a $2.2 million, or 30%, reduction in amortization of deferred sales commissions that resulted from the change in estimated remaining life of the respective class B share mutual fund assets. Operating income was $60.2 million versus $34.6 million for the same period in 2009. Operating margin was 37.2% compared to 27.3% for the same period in 2009. Diluted earnings per share were $0.47 in the first half of 2010 compared to $0.26 for 2009.
Non-Operating Results and Other Items
     Non-operating income, net of non-controlling interest in partnerships, was $4.7 million during the second quarter of 2010 as presented in Table A, compared to an $8.1 million loss in the same period 2009. For the six months ended June 30, 2010, non-operating income, net of non-controlling interest in partnerships was $11.6 million compared to $4.2 million in the same period 2009.
     The company’s financial condition remains strong with a high degree of liquidity. Our investment portfolio was approximately $383.9 million at June 30, 2010. This portfolio provides a significant source of liquidity as it consists primarily of diversified investments in our family of Funds and cash equivalents. The company continues to manage its investment portfolio conservatively by utilizing exchange-traded equity option contracts as an economic hedge to reduce the downside risk and price volatility of the total portfolio value.
     For the three months and six months ended June 30, 2010, the net losses on our investment portfolio as presented in Table B were $11.8 and $6.6 million, or losses of 4.1% for the current quarter and 2.4% year-to-date. Certain investment securities require differing financial accounting treatments; hence, not all changes in the portfolio’s value are reported in current earnings. Instead, all gains and losses from investment securities owned by our broker-dealer and from derivatives that we own are reported in the Consolidated Condensed Statements of Operations, while unrealized gains and losses on securities designated as “available-for-sale” are captured as a component of equity until realized. Therefore, in the most recently completed quarter investment income of $6.3 million (as presented in both Table A and Table B) increased earnings, while the component of our portfolio that directly impacts equity generated net unrealized losses of $18.2 million. It should also be noted that a portion of investment income includes the realized gains associated with our long-term trading strategy that seeks to harvest capital gains to realize certain deferred tax assets.
Investor Conference Call
     Management will hold an investor conference call at 4 p.m. Central Time on Thursday, August 5. To access the live call and view management’s presentation, visit the Investor Relations section of our website at http://investors.calamos.com. Alternatively, participants may listen to the live call by dialing 888.529.1786 (706.634.9500 outside the U.S.), then entering conference ID number 87599983. A replay of the call will be available until the end of the day on August 15 by dialing 800.642.1687 (706.645.9291 outside the U.S.), then entering conference ID number 87599983. A webcast also will be available on the Investor Relations section of our website at http://investors.calamos.com for at least 90 days following the date of the call.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, convertible, defensive equity, fixed income and alternative investment strategies, among others. We serve institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

Calamos Asset Management, Inc.
Consolidated Condensed Statements of Operations
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Investment management fees	$58,467	$47,493	$117,037	$89,494
Distribution and underwriting fees	21,264	18,988	43,099	36,016
Other	735	598	1,460	1,138

Total revenues	80,466	67,079	161,596	126,648
Expenses:
Employee compensation and benefits	18,875	17,378	39,007	35,469
Distribution expenses	16,454	14,282	33,244	26,760
Amortization of deferred sales commissions	2,476	2,562	5,042	7,216
Marketing and sales promotion	3,487	2,940	6,219	5,462
General and administrative	9,519	8,533	17,911	17,167

Total operating expenses	50,811	45,695	101,423	92,074

Operating income	29,655	21,384	60,173	34,574
Non-operating income (loss)	4,664	(7,927)	11,573	4,357

Income before income tax provision	34,319	13,457	71,746	38,931
Income tax provision	3,020	1,010	6,242	3,426

Net income	31,299	12,447	65,504	35,505
Net income attributable to non-controlling interest in Calamos Holdings LLC	(26,625)	(10,502)	(56,012)	(30,177)
Net (income) loss attributable to non-controlling interest in partnerships	(4)	(158)	(11)	(189)

Net income attributable to Calamos Asset Management, Inc.	$4,670	$1,787	$9,481	$5,139

Earnings per share
Basic	$0.23	$0.09	$0.48	$0.26

Diluted	$0.23	$0.09	$0.47	$0.26

Weighted average shares outstanding
Basic	19,893,730	19,621,137	19,857,438	19,614,075

Diluted	20,201,608	19,990,070	20,178,590	19,873,806

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Mutual Funds
Beginning assets under management	$25,040	$17,089	$24,480	$17,498
Net purchases (redemptions)	(128)	264	(160)	74
Market appreciation (depreciation)	(1,770)	2,650	(1,178)	2,431

Ending assets under management	23,142	20,003	23,142	20,003

Average assets under management	24,379	19,034	24,363	17,928

Separate Accounts
Beginning assets under management	7,923	6,380	8,234	6,542
Net redemptions	(583)	(167)	(1,098)	(408)
Market appreciation (depreciation)	(569)	816	(365)	895

Ending assets under management	6,771	7,029	6,771	7,029

Average assets under management	7,274	6,866	7,597	6,609

Total Assets Under Management
Beginning assets under management	32,963	23,469	32,714	24,040
Net purchases (redemptions)	(711)	97	(1,258)	(334)
Market appreciation (depreciation)	(2,339)	3,466	(1,543)	3,326

Ending assets under management	29,913	27,032	29,913	27,032

Average assets under management	$31,653	$25,900	$31,960	$24,537

	At June 30,		Change
	2010	2009	Amount	Percent
Mutual Funds
Open-end funds	$18,463	$15,702	$2,761	18%
Closed-end funds	4,679	4,301	378	9

Total mutual funds	23,142	20,003	3,139	16

Separate Accounts
Institutional accounts	4,710	3,898	812	21
Managed accounts	2,061	3,131	(1,070)	(34)
Total separate accounts	6,771	7,029	(258)	(4)

Ending assets under management	$29,913	$27,032	$2,881	11%

	At June 30,		Change
	2010	2009	Amount	Percent
Assets by Strategy
Equity	$10,445	$10,243	$202	2%
Convertible	6,473	5,694	779	14
Defensive Equity	5,814	5,064	750	15
Enhanced Fixed Income	2,632	2,379	253	11
Total Return	2,047	1,922	125	7
Alternative	1,950	1,240	710	57
High Yield	333	309	24	8
Fixed Income	219	181	38	21

Ending assets under management	$29,913	$27,032	$2,881	11%

Table A
Calamos Asset Management, Inc
Non-operating Income, Net of Non-controlling Interest in Partnership Investments
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest income	$102	$216	$208	$380
Interest expense	(1,950)	(1,950)	(3,900)	(3,900)

Net interest expense	(1,848)	(1,734)	(3,692)	(3,520)

Investment income (loss)	6,347	(6,367)	14,949	7,512
Miscellaneous other income	165	174	316	365

Investment and other income (loss)	6,512	(6,193)	15,265	7,877

Non-operating income (loss)	4,664	(7,927)	11,573	4,357

Net income attributable to non-controlling interest in partnerships	(4)	(158)	(11)	(189)

Non-operating income (loss), net of non-controlling interest in partnerships	$4,660	$(8,085)	$11,562	$4,168

Table B
Calamos Holdings LLC
Summary of Investment Portfolio Returns
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Returns reflected in earnings:
Investment income (loss)	$6,347	$(6,367)	$14,949	$7,512
Net (income) loss attributable to non-controlling interest in partnership investments	(4)	(158)	(11)	(189)

Returns reflected in equity:
Net unrealized gain (loss) reported in accumulated other comprehensive income	(18,176)	16,099	(21,506)	13,990

Total investment portfolio returns	$(11,833)	$9,574	$(6,568)	$21,313

Average investment securities owned	$291,008	$212,145	$274,699	$212,972

Total portfolio return	(4.1)%	4.5%	(2.4)%	10.0%

Table C
Calamos Asset Management, Inc.
Effective Income Tax Rate
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income tax provision	$3,020	$1,010	$6,242	$3,426
Income taxes attributable to non-controlling interest in Calamos Holdings LLC	(219)	59	(540)	(258)

Income taxes attributable to CAM	2,801	1,069	5,702	3,168

Net income attributable to CAM	4,670	1,787	9,481	5,139

Income before taxes attributable to CAM	$7,471	$2,856	$15,183	$8,307

CAM’s effective income tax rate	37.5%	37.4%	37.6%	38.1%

Table D
Lipper Rankings

		1 Yr %	Absolute	3 Yr %	Absolute	5 Yr %	Absolute
Calamos Fund	Lipper Category	Rank	Rank 1Yr	Rank	Rank 3Yr	Rank	Rank 5Yr

Calamos Growth	MultiCap Growth	22	101 of 449	40	156 of 387	58	178 of 305
Calamos Growth & Income	Flexible Portfolio	29	45 of 153	37	42 of 114	28	21 of 76
Calamos Convertible	Convertible	71	47 of 66	4	2 of 50	16	8 of 49
Calamos High Yield	High Current Yield	78	371 of 474	68	278 of 410	55	193 of 351
Calamos Global Growth & Income	Global Flexible Portfolio	22	37 of 172	51	41 of 81	41	20 of 49
Calamos Market Neutral Income	Equity Market Neutral	26	16 of 62	40	18 of 45	39	9 of 23
Calamos Global Equity	Global MultiCap Growth	12	11 of 92	14	6 of 44	—	—
Calamos Blue Chip	Large Cap Growth	11	94 of 845	36	261 of 730	33	202 of 615
Calamos International Growth	Intl MultiCap Gr	1	2 of 145	9	9 of 102	6	4 of 68
Calamos Multi-Fund Blend	Mixed Asset Trg Alloc Gr	15	86 of 577	60	306 of 512	—	—
Calamos Evolving World Growth	Emerging Markets	37	141 of 386	—	—	—	—
Calamos Total Return Bond	Interm Inv Grd Debt	97	541 of 559	39	183 of 474	—	—
Calamos Value	Large Cap Core	72	707 of 983	23	190 of 843	42	300 of 717

			Absolute		Absolute
		10 Yr %	Rank	15 Yr %	Rank
Calamos Fund	Lipper Category	Rank	10Yr	Rank	15Yr

Calamos Growth	MultiCap Growth	9	18 of 196	1	1 of 74
Calamos Growth & Income	Flexible Portfolio	23	10 of 44	8	2 of 25
Calamos Convertible	Convertible	8	3 of 40	9	2 of 22
Calamos High Yield	High Current Yield	11	25 of 228	—	—
Calamos Global Growth & Income	Global Flexible Portfolio	72	21 of 29	—	—
Calamos Market Neutral Income	Equity Market Neutral	25	3 of 12	1	1 of 3
Calamos Global Equity	Global MultiCap Growth	—	—	—	—
Calamos Blue Chip	Large Cap Growth	—	—	—	—
Calamos International Growth	Intl MultiCap Gr	—	—	—	—
Calamos Multi-Fund Blend	Mixed Asset Trg Alloc Gr	—	—	—	—
Calamos Evolving World Growth	Emerging Markets	—	—	—	—
Calamos Total Return Bond	Interm Inv Grd Debt	—	—	—	—
Calamos Value	Large Cap Core	—	—	—	—
Data presented reflects past performance, which is no guarantee of future results. Strong rankings are not indicative of positive fund performance. Absolute performance for some funds was negative. For each fund rankings are for Class A Shares for the period ending June 30, 2010, and will differ for other shares classes.
Source: Lipper, a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads. If an expense waiver was in effect, it may have had a material effect on the total return or yield for the period.

Table E
Morningstar Rankings

			Absolute	# of		Absolute	# of		Absolute	# of
		1 Yr %	Rank 1	Funds	3 Yr %	Rank 3	Funds	5 Yr %	Rank 5	Funds
Calamos Fund	Morningstar Category	Rank	Yr	1 Yr	Rank	Yr	3 Yr	Rank	Yr	5 Yr

Calamos Growth	Large Growth	5	78	1,770	41	627	1,545	39	504	1,298
Calamos Growth & Income	Large Growth	25	438	1,770	2	32	1,545	7	89	1,298
Calamos Convertible	Convertibles	63	49	77	2	2	60	17	10	57
Calamos High Yield	High Yield Bond	78	444	564	67	336	500	56	240	428
Calamos Global Growth & Income	World Stock	22	175	795	5	26	594	5	21	471
Calamos Market Neutral Income	Long-Short	35	82	232	31	38	123	34	23	67
Calamos Global Equity	World Stock	3	24	795	4	22	594	—	—	471
Calamos Blue Chip	Large Growth	22	383	1,770	33	505	1,545	39	509	1,298
Calamos International Growth	Foreign Large Growth	1	2	270	6	13	215	4	7	158
Calamos Multi-Fund Blend	Large Growth	20	358	1,770	25	377	1,545	—	—	1,298
Calamos Evolving World Growth	Diversified Emerging Markets	30	114	378	—	—	269	—	—	205
Calamos Total Return Bond	Intermediate-Term Bond	96	1,108	1,149	—	—	1,011	—	—	880
Calamos Value	Large Blend	82	1,706	2,062	22	401	1,810	45	661	1,486

		10 Yr %	Absolute	# of Funds	15 Yr %	Absolute	# of Funds
Calamos Fund	Morningstar Category	Rank	Rank 10 Yr	10 Yr	Rank	Rank 15 Yr	15 Yr

Calamos Growth	Large Growth	6	40	739	1	1	285
Calamos Growth & Income	Large Growth	1	4	739	1	3	285
Calamos Convertible	Convertibles	8	4	41	4	2	27
Calamos High Yield	High Yield Bond	9	25	280	—	—	109
Calamos Global Growth & Income	World Stock	15	40	259	—	—	116
Calamos Market Neutral Income	Long-Short	28	7	23	29	3	8
Calamos Global Equity	World Stock	—	—	259	—	—	116
Calamos Blue Chip	Large Growth	—	—	739	—	—	285
Calamos International Growth	Foreign Large Growth	—	—	81	—	—	36
Calamos Multi-Fund Blend	Large Growth	—	—	739	—	—	285
Calamos Evolving World Growth	Diversified Emerging Markets	—	—	119	—	—	47
Calamos Total Return Bond	Intermediate-Term Bond	—	—	515	—	—	270
Calamos Value	Large Blend	—	—	772	—	—	299
Data presented reflects past performance, which is no guarantee of future results. Strong rankings are not indicative of positive fund performance. Absolute performance for some funds was negative. For each fund rankings are for Class A Shares for the period ending June 30, 2010, and will differ for other shares classes.
Percentile ranking is a standardized ranking. The first (best) observation with the largest numerical value, in terms of net-of-fee performance is ranked one; and the observation with the smallest numerical value is ranked 100. The rest of the observations are ranked an equal distance from each other in order of their numerical values, from largest to smallest. The percentile rank is calculated by dividing the absolute rank within a peer group by the total number of observations in that peer group.
© 2010 Morningstar, Inc. All Rights Reserved

Table F
eVestment Alliance
Institutional Strategy Rankings

			# of		# of		# of
Calamos Institutional	eVestment Alliance	1 Yr %	Funds	3 Yr %	Funds	5 Yr %	Funds
Strategies	Category	Rank	1 Yr	Rank	3 Yr	Rank	5 Yr

Growth	US Mid Cap Growth Equity	48	147	48	142	73	125
Large Cap Growth	US Large Cap Growth Equity	13	370	30	357	27	331
Mid Cap Growth	US Mid Cap Growth Equity	29	147	41	142	78	125
US Opportunities	US All Cap Growth Equity	50	95	8	91	21	79
Value	US All Cap Value Equity	84	122	39	116	60	106
Global Growth	Global All Cap Growth Equity	7	55	13	40	—	30
Global Opportunities	Global All Cap Growth Equity	24	55	15	40	18	30
International Growth	EAFE All Cap Growth	1	36	1	34	4	29
Convertible	US Convertibles	66	31	55	30	72	30
Global Convertibles	US Convertibles	73	31	48	30	20	30
High Yield	US High Yield Fixed Income	59	137	74	133	55	130
Data presented reflects past performance, which is no guarantee of future results. Strong rankings are not indicative of positive performance. Absolute performance for some strategies was negative.
Source: eVestment Alliance — rankings are based on total return for the period ending June 30, 2010, and do not take into account any investment advisory and/or management fees that may be associated with these strategies. eVestment Alliance is an independent third party database that contains performance information for select investment advisors. Information contained in this database is supplied, on a voluntary basis, by investment advisors who choose to be included in the database and is reliant on the individual advisors to be timely and accurate.
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